Exhibit 99.1

GREEN PLAINS RENEWABLE ENERGY, INC.

ANNOUNCES UPDATE ON SHENANDOAH ETHANOL PLANT

AND RELOCATION OF CORPORATE HEADQUARTERS

Omaha, NE -- August 8, 2007 (Market Wire) -- Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) (AMEX: GPRE) announced that construction of its Shenandoah, Iowa ethanol plant is nearing completion, and commencement of production of ethanol and distillers grains is imminent. Green Plains expects to begin receiving grain on Monday, August 13, 2007, and begin operations at the Shenandoah plant on August 23, 2007. The Shenandoah plant is fully staffed and its employees are currently making preparations for the plant to begin operations.

In addition, Green Plains announced that effective August 1, 2007, its corporate headquarters has been relocated from Shenandoah, Iowa to 105 N. 31st Avenue, Suite 103, Omaha, Nebraska 68131. Investor relations activities previously located in Las Vegas, Nevada have been consolidated with the headquarters activities in Omaha.

Wayne Hoovestol, Chief Executive Officer, commented, “This is an exciting time for our Company. Completion of construction of our Shenandoah plant and production of ethanol represents a significant milestone as we now move from a development stage company to an operating entity.”

About Green Plains Renewable Energy, Inc.

GPRE is currently building two 50 million gallon name-plate ethanol facilities in Iowa. The first is being built in Shenandoah, Iowa. The second is being built near Superior, Iowa. The Superior plant is anticipated to begin production sometime early in 2008.

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are identified by the use of words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management's current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. GPRE may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol industry, risks associated with plant construction and technology development, and other risk factors detailed in GPRE's SEC filings. Additional information with respect to these and other factors, which could materially affect GPRE and its operations, are included on certain forms GPRE has filed with the SEC. GPRE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Wayne Hoovestol, CEO

Green Plains Renewable Energy, Inc.

(402) 884-8700

www.grpeethanol.com